                                                                    Exhibit 23.2



                         CONSENT OF INDEPENDENT ACCOUNTS


We consent to the incorporation by reference in this registration statement of Lucent Technologies Inc. on Form S-8, relating to the Lucent Technologies Inc. Shares for Growth Program, of our reports dated October 24, 1996, on our audits of the consolidated financial statements and financial statement schedule of Lucent Technologies Inc. as of September 30, 1996 and December 31, 1995 and for the nine-month period ended September 30, 1996 and the years ended December 31, 1995 and 1994, which reports are included or incorporated by reference in the Company's Transition Report on Form 10-K for the period ended September 30, 1996.



/s/Coopers & Lybrand L.L.P.
New York, New York
March 7, 1997